EXHIBIT 99.1

Communication to Employees

Dear Marvell Employees:

I am very pleased to share with you that Weili Dai, our co-founder will be taking on a new position as Vice President of Sales for our Communications and Consumer Business. In this new role, Weili will lead the sales efforts for our communication and consumer products to service our customers and ensure Marvell’s long term growth and success.

As a co-founder of Marvell, Weili’s great business acumen, strategic thinking and endless passion, have already contributed greatly to the success of Marvell and its customers.  Her close relationship with her customers and the foundation of the trust shared with them has given her a strong reputation for the highest degree of professionalism and integrity throughout our technology industry. She is a tremendous asset to Marvell.  Weili’s new role will enable Marvell, our customers, employees, and shareholders to benefit from her many talents.

Weili and I also want to take this opportunity to thank all of you for your loyalty and support over the past 18 months. This has been a challenging time for Marvell - and for us personally - and we truly appreciate your continued trust and all of your hard work.

It is a credit to you - Marvell’s talented employees - that we were able to report great first fiscal quarter results last week.  The first quarter results demonstrate that working as a team, the Marvell family can overcome challenges to achieve success. I am very confident that Marvell has a great future ahead and I am very delighted that Weili will once again be contributing in a significant way towards our efforts to grow the business by ensuring that we meet our customers’ needs.

As Weili likes to say: “Marvell is not only a job.  It is my passion. I’m here to take care of my customers and the Marvell Family - our employees.”  Please join me in thanking Weili for taking on this important new role.

Sehat